                   [Letterhead of Camhy Karlinsky & Stein LLP]

                                                July 12, 2000

Board of Directors
Emerging Vision, Inc.
1500 Hempstead Turnpike
East Meadow, New York 11554

         Re: Emerging Vision, Inc. -- Registration Statement on Form S-8

Gentlemen:

         You have requested our opinion in connection with the above-captioned Registration Statement on Form S-8 (the "Registration Statement") to be filed by Emerging Vision, Inc., a New York corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), relating to an additional 3,500,000 shares which have been authorized for issuance under the Company's 1995 Stock Incentive Plan (the "Plan").

         We have examined such records and documents and have made such examination of law as we considered necessary to form a basis for the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

         1. Based upon such examination, it is our opinion that the 3,500,000 additional shares to be issued by the Company as a result of the exercise, if any, of options previously granted and to be granted under the Plan, in accordance with the terms of such options, will be legally issued and outstanding and fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to this Registration Statement


                                    Very truly yours,

                                    /s/ Camhy Karlinsky & Stein LLP

                                    CAMHY KARLINSKY & STEIN LLP



                                                                              10